Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of RumbleOn, Inc. for the registration of Class B Common Stock, of our report dated April 8, 2022, with respect to the consolidated financial statements of RumbleOn, Inc. as of and for the year ended December 31, 2021; our report dated April 6, 2021, with respect to the combined financial statements of RideNow Group and Affiliates as of and for the years ended December 31, 2020 and 2019; and our report dated February 12, 2021, with respect to the combined financial statements of RideNow Group and Affiliates as of and for the years ended December 31, 2019 and 2018. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)

Charlotte, North Carolina

August 12, 2022